Exhibit 10.105.1

Stamp duty paid upon receipt
                                                                                                                                             of statement. Authorization No. 7,
                                                                                                                                                        Dated January 22, 1993

Loan Contract

Among the undersigned:

1 -              Name: INTER PARFUMS
                  Type: Corporation
                  Capital: 12,816,594 Euros
                  Corporate Headquarters: 4, Rond Point des Champs Elysees - 75008 PARIS
                  SIREN: 350.219.382      RCS PARIS

Represented by Mr. Philippe Benacin, date of birth, 01/15/1959, who possesses all powers to the effect of these presents in his role as President and General Director.

The aforementioned corporate body shall be referred to hereinafter as "the Borrower".

2-               CREDIT LYONNAIS, with Corporate Headquarters in LYON, 18 rue de la Republique, and with Central Headquarters in PARIS, 19 boulevard des Italiens, SIREN 954 509 741, RCS LYON, is represented by:

Eric Penet Audet (handwritten)

Hereinafter "the Lender"

                The party of the second part,

It should be noted:

-                      That the Lender, on 10/16/2003, in Paris, granted, in accordance with a private agreement, to the Borrower, a Line of Credit (hereinafter the "Loan") for the amount of 15,000,000 Euros (fifteen million Euros) at the 3 month Euribor interest rate plus a Fixed Margin of 0.45% per annum, for the period of 5 years, to be repaid in full on 10/16/2008, being specified that the Loan be used, at the date of signature of this Loan Contract, for an amount up to 15,000,000 Euros.

-                      That the Borrower has asked the Lender to grant a Loan for the amount of 16,000,000 Euros (sixteen million Euros) for the purpose of fully and finally repaying up to the Loan amount of 15,000,000 Euros and to refinance with an amount equal to 1,000,000 Euros for the acquisition by the Borrower to the operational rights to a perfume license for the brand Lanvin.

-                      That the Lender has accepted to grant the Loan for 16,000,000 Euros as requested by the Borrower, provided that certain conditions are met, that the assignment of the amounts loaned be respected.

-                      It is hereby agreed that a line of credit be opened under the following special and general conditions:

Special Conditions

Amount of the Loan: 16,000,000 Euros (sixteen million Euros)

Purpose: This Loan is to allow the Borrower to repay the Loan aforementioned statement in this Contract for the amount of 15,000,000 Euros and to refinance the amount of 1,000,000 Euros for the acquisition of operational rights to a perfume license for the brand Lanvin

Stamp duty paid upon receipt
                                                                                                                                             of statement. Authorization No. 7,
                                                                                                                                                        Dated January 22, 1993

Methods for availability of Loan funds:

The obligation of the Lender to place the Loan funds at the disposition of the Borrower is conditional upon prior fulfillment of the following body of Conditions Precedent stipulated in favor of the Lender:

-                      A letter in which the Borrower, as the party of the first part, does instruct the Lender to allocate the Loan in the amount of 15,000,000 Euro to repay the aforementioned Loan as stated in this Contract and also to irrevocably and definitively relinquish any right to new utilization of the aforementioned Loan.

The Loan funds shall be made available through a single transfer planned to take place by 07/12/2004 to account No. 608 H, agency 572.

Term of the Loan:

59 months and 19 days beginning on 07/12/2004.

Interest:

The Loan shall carry the three month EURIBOR rate, with an increase of 0.60% per annum.

To clarify, the EURIBOR (Euro Interbank Offered Rate) rate is an indicator established under the auspices of the Federation Bancaire de l'Union Europeenne (Banking Federation of the European Union), based on the average of the best Euro Market Interbank rates with terms of from one to twelve months, for the reference banks operating on this market.

Interest shall be payable at the expiration of term on the following dates:

-                      Frequency and amount of interest payments: Quarterly, on the 30th of the month.

-                      Date of the first payment: 09/30/2004

-                      Afterwards, the 30th day of the month of the three following months

Manner of Calculation:

To clarify:

-                      The expression, "Interest Period" refers to the period between two interest payments, including the first date of payment, excluding the next payment date. (If interest is payable at the expiration of the term add; "the period before the first interest payment shall also constitute an Interest Period").

-                      The expression "Working Day" shall be understood herein as a day when the EURIBOR is quoted, and when Interbank Compensation Systems in France are open for business.

The interest rate shall be set based on the three month quote from the EURIBOR for each Interest Period before the last Working Day proceeding the first day of the Interest Period.

Interest shall be calculated

-                      based on the exact number of days making up each Interest Period reported on the basis of 360 days annually (however, the first period shall fall between 07/12/04 and 09/30/04).

Repayment of Capital:

The Loan shall be repayable through regular installment cash payments of 800,000 Euros (eight hundred thousand Euros), rounding up the exchange rate, as reported on the last date of payment.

-                      Frequency and amount of cash payments: Quarterly, on the 30th of the month.

-                      Number of cash payments: 20

-                      Date of the first payment: 30/09/2004

Stamp duty paid upon receipt
                                                                                                                                             of statement. Authorization No. 7,
                                                                                                                                                        Dated January 22, 1993

-                      Date of the last payment: 30/06/2009

NB: An amortization table showing the dates and amounts of the payments against capital and interest will be provided to the Borrower. It should be noted that the interest rates in the amortization table should be considered an indication (an assessment of the interest rate), and that in certain calculation configurations within the amortization table, the payment amount may need to be adjusted at the hundredth level.

Total Effective Rate of the Loan:

The total effective rate must rise to 2.76 % annually (that is to say 0.69 % per quarter) on the basis of the three month's EURIBOR rate as of 29/08/2004, which has been 2.121 % per year.

Special Dispositions:

-                      Filing fee:

The Borrower shall pay the Lender the amount of 2990.00 EUROS plus all taxes, on the date of signature of this contact.

Authorization of Withdrawal

The Borrower authorizes the withdrawal of any payable amount from account No. 608 H, held at agency 572, which is due under the conditions of this loan.

Special Clauses

Holdings Clause - ownership

The parties hereby acknowledge that the loan has been finalized taking into consideration regulations, within the meaning of article 1233.3 of the Commercial Code, indirectly, by Messrs BENACIN and MADAR of the company Inter Parfums. In the event that this condition is not sustained, the Lender shall have the power to demand, automatically and upon simple notification, the immediate repayment of the loan. Moreover, the Borrower shall commit to inform the Lender, at the latest fifteen days after its intervention, of all modifications that take place in their shareholders or of any one of their subsidiary companies.

Clauses of Financial Commitments

The Borrower shall commit to making sure that:

-                      the ratio of its adjusted debt and its stockholders' equity remains constantly lower than or equal to 1.

-                       The Lender shall have the power to verify this ratio at all times.

-                      the ratio of its adjusted debt and its capacity to self-finance (CIF) (including capital from rents or leasing) remains constantly lower than or equal to 4.

In the event the "Adjusted Debt/CIF (including capital from rents or leasing)" ratio is not maintained, the undersigned parties must meet in order to examine the situation thus created and to define the conditions under which this contract could be continued, given this event. If an agreement cannot be reached between the parties, within 30 calendar days after the date Credit Lyonnais notifies the Borrower of their intention to exercise their rights as outlined in this clause, the contract shall automatically terminate and all amounts due, including capital, would be payable immediately.

In the event the "Adjusted Debt/Corporate Capital ratio is not kept at any time, Credit Lyonnais shall have the power to demand immediate repayment in full of this contract without any other formality being required.

Stamp duty paid upon receipt
                                                                                                                                             of statement. Authorization No. 7,
                                                                                                                                                        Dated January 22, 1993

By "Adjusted Debt", it is agreed that the following values shall be retained:  Loans + bonds and debts with credit establishments + miscellaneous loans and financial debts (including amounts outstanding for lease of property) deductions made from net funds (net investments + net available funds).

By "Net Worth", it is agreed that the following values shall be retained:  Capital + prime + reserve + unappropriated earnings + consolidated income - forecasted distributed profit + investment subsidies + regulated investments + provisions for liabilities and charges + partner checking accounts that have made prior transfers on behalf of Credit Lyonnais.

For "Capacity to Self-Finance" (CIF), it is agreed that; net income + other financial and exceptional charges + recoveries on stocks and customer recoveries on amortization, provisions and transfers of operational charges - other financial and exceptional products + losses on capital operations - profits on capital operations + endowments for provisions for liabilities and charges + endowments for amortization and provisions on assets including amortization entries for lease/rent (ultimately forfeited) - deferred charges on several financial years - dividends on participations.

These ratios shall be established based on consolidated accounts certified by the Borrower and must be made in the form of a certification issued by the auditors of the Borrower's accounts.

Mutual Default Clause

Not including the situations defined in the general conditions below, the Lender shall have the power to require immediate reimbursement of the full loan amount, in the event that payment has not been made on an appropriate date and sum by the Borrower or one of their affiliates in principal or interest, to the Lender or to one of the latter's affiliates, under any other operation of credit which was or would be concluded by the recipient of the credit or guarantor.

The same will be applicable in the event of non-payment on a loan contracted through third parties, compulsory pre-payment of the financing or of breach of any of the obligations resulting from the loan contract, unless the impugned breach or the compulsory pre-payment was not contested in good faith and if this dispute has not been held by a competent court.

Commitment of the Borrower

For the length of time that the Borrower shall be the debtor of an any liability under the terms of the Contract, the Borrower shall commit himself to inform the Lender immediately of any non-renewal by the Burberry Group PLC of the perfume license to the operational rights of use of the Burberry brand for the Borrower's profit. In the event of any non-renewal, the Lender and the Borrower shall meet in order to study a possible modification of the Loan repayment conditions.

General Conditions

1 - Dispositions related to Interest.

It shall be agreed that any modification of the base or method of calculation or the methods of publication of the reference rate used to calculate the interest, shall not affect the reference to this rate, which will remain applicable. In the same way, any rate of comparable or equivalent nature which would replace this reference rate shall be automatically applicable to the margin increase agreed upon in the Special Conditions.

2 - Repayments before due date,

The Borrower may repay the Loan early without monetary penalty as long as the repayment date corresponds to a quarterly interest payment date.

Stamp duty paid upon receipt
                                                                                                                                             of statement. Authorization No. 7,
                                                                                                                                                        Dated January 22, 1993

3 - Compulsory Pre-Payment

Without prejudice to the provisions agreed upon in the Special Conditions and those in compliance with legal provisions, the Lender shall have the power to require the immediate repayment of any outstanding amount due on the principal, interest and incidentals of the loan, automatically, upon simple notification of the Borrower, without any other legal formality nor court decision being necessary, under any of the following circumstances:

-                      proven inaccuracy of information or verification communicated by the Borrower to the Lender within the framework of the loan, or use of the latter for other purposes than those agreed upon in the Special Conditions Section;

-                      Failure by the Borrower or by one of the subsidiary companies to comply with any of the commitments contracted at present, in particular failure to make payment on the correct date of an interest or capital payment, bearing in mind that subsequent payments or regulations shall not create an obstacle that would block this liability;

-                      Disregard of the Financial Commitments under the conditions as defined in the section "Special Clauses";

-                      Loss of control by Messrs BENACIN and MADAR, of the company Inter Perfumes (as defined in article L233.3 of the Commercial Code);

-                      dissolution, merger, take over, spin-off or implementation of a partial contribution of the Borrower's assets or transfer of his business funds, transfer of corporate headquarters out of France, discontinuance of business activity or conversion of the Borrower into a company having a different form of governance if said conversion involves a reduction in personal liability of its subsidiaries;

-                      a guarantee, as required by this agreement, is not provided, within the range agreed upon, or if there is a reduction in the value of the guarantee, in particular opening of a collective procedure or of an out-of-court settlement by a third party guarantor, transfer of an asset given in guarantee or if this asset becomes the subject of a precautionary measure or compulsory enforcement,

-                      in the event of tax arrears or a reversal from the URSSAF not duly disputed by the Borrower;

-                      closure of the Borrower's checking account with the Lender, exclusion of the signature of the Borrower by the Banque de France or if the Borrower's own funds are reduced to half of its share capital.

4 - Conditions related to Payment.

All amounts due to the Lender by virtue of this agreement shall be payable to the agency or Centre Entreprise (Enterprise Center) managing the Loan. In the event payment is not made on the due date, be it at the normal time or before the scheduled time, it shall be interest bearing, automatically and without formal notice, at the loan rate plus three points calculated from the due date without this stipulation extending the time of payment.

Interest shall be capitalized, if due for an entire year, in accordance with article 1154 of the Civil Code. Moreover, in the event that this agreement is cancelled as a consequence of compulsory pre-payment or if the Lender initiates an out-of-court procedure or one of a legal nature, the Borrower shall be obligated to pay compensation of 5% across the board on the capital due.

5 - New Circumstances.

The Borrower commits to indemnify the Lender, on the sole justification given by the latter, for any new fiscal burden to which the Lender would become subject as a result of granting the loan, as well as the consequences of all new measures of a monetary, financial or banking nature which would increase the cost of financing or that would reduce its real performance, such as the constitution of obligatory reserves, except in the case of early repayment of the loan without remedy.

6 - Information on the Lender

During the time that the Borrower shall be indebted for any liability under the terms of the Contract, the Borrower hereby commits to:

-                       remit to the Lender, within a month following approval, all certified corporate year end statements (balance sheet, income statements and schedules) together with the Chief Accountant, as well as quarterly reports and consolidated accounts as legally required;

-                      inform the Lender, within the shortest time possible, by providing him all supporting documents necessary, of any modification of its by-laws and of any events that may affect its net worth, its obligations or its business activities.

Stamp duty paid upon receipt
                                                                                                                                             of statement. Authorization No. 7,
                                                                                                                                                        Dated January 22, 1993

7 - Guarantee Given to Third Parties

The Borrower shall commit to not grant any securities, guarantees or charges to third parties guaranteed by an asset, on the chart of accounts, without making the Lender pari passu in equal rank.   Nevertheless, the present clause is not applicable for guarantees or securities that the Borrower grants to cover financing in the acquisition of an asset thenceforth they shall act exclusively on the asset in question and only guarantee the financing of said asset.

8 - Mobilization.

The Lender shall be entitled to transfer claims resulting from the loan; especially within the framework of a securitization operation as governed by the law No. 88-1201 dated December 23, 1988.

It shall also be entitled to issue an order of recovery of debt (especially in the event of securitization).

9 - Expenses.

Irrespective of the filing fees mentioned under the section Special Conditions, all levies and taxes related to this Contract as well as preliminary expenses, and of renewal of securities shall be the responsibility of the Borrower and shall be repayable to the Lender by withdrawal from the account from which the installment payments are made.

Final Dispositions:

Selection of Domicile.

For the execution of these presents and their continuations, the Borrower selects as his domicile, his corporate headquarters and the Lender selects the Centre Entreprise (Enterprise Center) where the account for the receipt of payments specified under the Special Condition section is located.

Attribution of Jurisdiction.

The attribution of jurisdiction is hereby set in the courts of PARIS and those within the jurisdiction of which is located in the Centre Entreprise (Enterprise Center) for the receipt of payments, as the choice of the petitioner.

Created in two stamped originals

Executed in Paris (handwritten)                                         on this day of the 12th of July, 2004 (handwritten)

                        /s/                                                                    /s/
                        The Lender                                                       The Borrower